Exhibit 99.1

Hydrofarm Holdings Group Announces Fourth Quarter and Full Year 2023 Results
Significant Improvement in Net Loss and Adjusted EBITDA for the Fourth Quarter and Full Year 2023
2024 Outlook Calls for Lower Net Sales, Positive Adjusted EBITDA and Positive Free Cash Flow
Shoemakersville, PA — February 29, 2024 — Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, today announced financial results for its fourth quarter and full year ended December 31, 2023.
Fourth Quarter 2023 Highlights vs. Prior Year Period:
•Net sales decreased to $47.2 million compared to $61.5 million.
•Gross Profit(2) increased to $8.4 million compared to Gross Loss(2) of $(0.5) million. Gross Profit Margin(2) increased to 17.9% of net sales compared to (0.8)%.
•Adjusted Gross Profit(1)(2) increased to $11.5 million compared to $9.0 million. Adjusted Gross Profit Margin(1)(2) increased to 24.3% of net sales compared to 14.7%.
•Net loss(2) improved to $(15.2) million compared to net loss(2) of $(35.3) million.
•Adjusted EBITDA(1)(2) increased to $(0.6) million compared to $(8.4) million.
Fiscal Year 2023 Highlights vs. Prior Year:
•Net sales decreased to $226.6 million compared to $344.5 million.
•Gross profit(2) increased to $37.6 million compared to $29.3 million; Gross Profit Margin(2) increased to 16.6% of net sales compared to 8.5%.
•Adjusted Gross Profit(1)(2) increased to $55.0 million compared to $48.2 million; Adjusted Gross Profit Margin(1)(2) increased to 24.3% of net sales compared to 14.0%.
•Net loss(2) improved to $(64.8) million compared to net loss(2) of $(285.4) million.
•Adjusted EBITDA(1)(2) increased to $0.3 million compared to $(21.2) million.
•Cash from operating activities was $7.0 million and Free Cash Flow(1) was $2.8 million.
(1) Adjusted Gross Profit (Loss), Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For reconciliations of non-GAAP to GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying the release.
(2) In 2023, $1.2 million of certain inventory charges negatively impacted Gross Profit, Adjusted Gross Profit, Net Loss, and Adjusted EBITDA; while SG&A, Adjusted SG&A, Net Loss, and Adjusted EBITDA were positively impacted by $0.7 million of benefits from certain recoveries of accounts receivable reserves and write-downs. In 2022, $18.5 million of inventory reserves and related charges negatively impacted Gross Profit, Adjusted Gross Profit, Net Loss, and Adjusted EBITDA; and accounts receivable reserves of $2.9 million negatively impacted SG&A, Adjusted SG&A, Net Loss, and Adjusted EBITDA.

Bill Toler, Chairman and Chief Executive Officer of Hydrofarm, said, “Successful execution of our restructuring plan and related cost savings efforts throughout the year enabled us to deliver positive Adjusted EBITDA(1) and Free Cash Flow(1) in 2023. Our margins improved as we focused on higher margin products and enhanced our operational efficiency. Our cash balance grew and our inventory levels decreased as we managed our working capital aggressively. Our revenue base became more diverse, with further penetration into geographies outside of the US/Canada and into sales channels serving non-cannabis CEA applications, including food, floral, and lawn & garden. We are well underway with the second phase of our restructuring strategy, focused primarily on the durables side of our business, and in conjunction with several productivity initiatives expect to realize additional cost savings in 2024. Despite the industry softness, we believe that we have made significant progress and we are confident in the long-term fundamentals of our business and the growth opportunities ahead.”

Fourth Quarter 2023 Financial Results
Net sales in the fourth quarter of 2023 decreased to $47.2 million compared to $61.5 million in the fourth quarter of 2022, primarily due to a 18.7% decline in volume of products sold and a 4.5% decrease in price/mix of products sold. The decrease in volume was primarily related to an oversupply in the cannabis industry. The reduction in price/mix was mainly due to lower pricing in durable products, as well as a higher mix of lower-priced consumables relative to higher-priced durable products.
The Company initiated a second phase of its restructuring plan in the third quarter of 2023, primarily to right-size its U.S. durable equipment manufacturing facilities to better match the current levels of demand. For the fourth quarter of 2023, the Company incurred estimated charges of $1.3 million for the second phase of its restructuring plan, consisting primarily of non-cash raw material inventory write-downs related to reductions in facility space.
Gross profit increased to $8.4 million, or 17.9% of net sales, during the fourth quarter of 2023, compared to a Gross Loss of $(0.5) million, or (0.8)% of net sales, in the prior year period. The increase in gross profit and gross profit margin was primarily due to lower restructuring charges, a higher proportion of proprietary brand products sold, lower freight costs and improved productivity compared to the fourth quarter of 2022. Adjusted Gross Profit(1) increased to $11.5 million, or 24.3% of net sales, compared to $9.0 million, or 14.7% of net sales, in the prior year period. Adjusted Gross Profit(1) and Adjusted Gross Profit Margin(1) increased primarily due to a higher proportion of proprietary brand products sold, lower freight costs and improved productivity. This margin improvement was aided by the restructuring plan and the related cost saving initiatives.
Selling, general and administrative (“SG&A”) expense was $19.9 million, compared to $26.2 million in the prior year period, and Adjusted SG&A(1) was $12.0 million, compared to $17.4 million in the prior year period. The decrease in SG&A and Adjusted SG&A(1) was primarily due to a reduction in compensation costs from headcount, accounts receivable reserves, and professional fees, which was aided by the Company's restructuring plan and related cost saving initiatives.
Net loss was $(15.2) million, or $(0.33) per diluted share, compared to a net loss of $(35.3) million, or $(0.78) per diluted share, in the prior year period. The improvement was primarily due to higher gross profit, lower SG&A expenses, and lower income tax expense.
Adjusted EBITDA(1) was $(0.6) million, compared to $(8.4) million in the prior year period. The improvement related to lower Adjusted SG&A(1) and higher Adjusted Gross Profit(1).
Balance Sheet, Liquidity and Cash Flow
As of December 31, 2023, the Company had $30.3 million in cash and approximately $22 million of available borrowing capacity on its Revolving Credit Facility. The Company ended the fourth quarter with $122.5 million in principal balance on its Term Loan outstanding, $9.7 million in finance leases, and $0.2 million in other debt outstanding. During 2023, the Company maintained a zero balance on its Revolving Credit Facility and was in compliance with debt covenants as of December 31, 2023.
The Company had a net cash usage from operating activities of $(1.6) million and invested $0.2 million in capital expenditures, yielding negative Free Cash Flow(1) of $(1.7) million for the three months ended December 31, 2023.
For the full year 2023, the Company generated cash flow from operating activities of $7.0 million and invested $4.2 million in capital expenditures, yielding positive Free Cash Flow(1) of $2.8 million.

Full Year 2024 Outlook
The Company is providing the following outlook for the full fiscal year 2024:
•Net sales to decrease low to high teens in percentage terms.
•Adjusted EBITDA(1) that is positive.
•Free Cash Flow(1) that is positive.

Hydrofarm’s 2024 outlook is predicated on several assumptions, including:
•Improved year-over-year Adjusted Gross Profit Margin(1) resulting primarily from (i) cost savings associated with restructuring and related productivity initiatives and (ii) an expectation of minimal non-restructuring inventory reserves or related charges.
•Reduced year-over-year Adjusted SG&A(1) expense resulting primarily from (i) full year benefit of headcount reductions completed in 2023 and (ii) further reductions in professional fees, facilities and insurance expenses.
•Reduction in inventory and net working capital helping to generate positive Free Cash Flow(1) for the full year.
•Capital expenditures of approximately $4.0 million to $5.0 million.
(1) Adjusted Gross Profit (Loss) , Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For reconciliations of non-GAAP to GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying the release.
Conference Call
The Company will host a conference call to discuss financial results for the fourth quarter 2023 today at 8:30 a.m. Eastern Time. Bill Toler, Chairman and Chief Executive Officer, and John Lindeman, Chief Financial Officer, will host the call.
The conference call can be accessed live over the phone by dialing 1-877-451-6152. The conference call will also be webcast live and archived on the corporate website at www.hydrofarm.com, under the “News & Events” section.
About Hydrofarm Holdings Group, Inc.
Hydrofarm is a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, including grow lights, climate control solutions, growing media and nutrients, as well as a broad portfolio of innovative and proprietary branded products. For over 40 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.
Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:
The market in which we operate has been substantially adversely impacted by industry conditions, including oversupply and decreasing prices of the products the Company's end customers sell, which, in turn, have materially adversely impacted the Company's sales and other results of operations and which may continue to do so in the future; If industry conditions worsen or are sustained for a lengthy period, we could be forced to take additional impairment charges and/or inventory and accounts receivable reserves, which could be substantial, and, ultimately, we may face liquidity challenges; Although equity financing may be available, the current stock prices are at depressed levels and any such financing would be dilutive; Interruptions in the Company's supply chain could adversely impact expected sales growth and operations; We may be unable to meet the continued listing standards of Nasdaq; Our restructuring activities may increase our expenses and cash expenditures, and may not have the intended cost saving effects; The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues; Certain of the Company’s products may be purchased for use in new or emerging industries or segments, including the cannabis industry, and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative and enforcement approaches, and consumer perceptions and, among other things, such laws, regulations, approaches and perceptions may adversely impact the market for the Company’s products; The market for the Company’s products has been impacted by conditions impacting its customers, including related crop prices and other factors impacting growers; Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products; Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business; If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed; The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack; The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business; Acquisitions, other strategic alliances and investments could result in operating and integration difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s annual, quarterly and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.
Contacts:
Investor Contact
Anna Kate Heller / ICR
ir@hydrofarm.com

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Net sales	$47,184	$61,461	$226,581	$344,501
Cost of goods sold	38,735	61,934	188,969	315,165
Gross profit (loss)	8,449	(473)	37,612	29,336
Operating expenses:
Selling, general and administrative	19,872	26,197	87,314	118,604
Impairments	—	—	—	192,328
Loss from operations	(11,423)	(26,670)	(49,702)	(281,596)
Interest expense	(4,019)	(3,095)	(15,442)	(10,958)
Other income (expense), net	96	(275)	118	696
Loss before tax	(15,346)	(30,040)	(65,026)	(291,858)
Income tax benefit (expense)	131	(5,228)	213	6,443
Net loss	$(15,215)	$(35,268)	$(64,813)	$(285,415)

Net loss per share:
Basic	$(0.33)	$(0.78)	$(1.42)	$(6.35)
Diluted	$(0.33)	$(0.78)	$(1.42)	$(6.35)
Weighted-average shares of common stock outstanding:
Basic	45,661,950	45,175,161	45,508,363	44,974,856
Diluted	45,661,950	45,175,161	45,508,363	44,974,856

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$30,312	$21,291
Accounts receivable, net	16,890	17,227
Inventories	75,354	111,398
Prepaid expenses and other current assets	5,510	5,032
Total current assets	128,066	154,948
Property, plant and equipment, net	47,360	51,135
Operating lease right-of-use assets	54,494	65,265
Intangible assets, net	275,881	300,366
Other assets	1,842	1,845
Total assets	$507,643	$573,559
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,613	$13,633
Accrued expenses and other current liabilities	9,529	13,208
Deferred revenue	3,231	3,654
Current portion of operating lease liabilities	8,336	9,099
Current portion of finance lease liabilities	954	704
Current portion of long-term debt	2,989	1,307
Total current liabilities	37,652	41,605
Long-term operating lease liabilities	47,506	56,299
Long-term finance lease liabilities	8,734	1,200
Long-term debt	115,412	117,461
Deferred tax liabilities	3,232	2,685
Other long-term liabilities	4,497	4,428
Total liabilities	217,033	223,678
Commitments and contingencies
Stockholders’ equity
Common stock ($0.0001 par value; 300,000,000 shares authorized; 45,789,890 and 45,197,249 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively)	5	5
Additional paid-in capital	787,846	783,042
Accumulated other comprehensive loss	(6,497)	(7,235)
Accumulated deficit	(490,744)	(425,931)
Total stockholders’ equity	290,610	349,881
Total liabilities and stockholders’ equity	$507,643	$573,559

Hydrofarm Holdings Group, Inc.
RECONCILIATION OF NON-GAAP MEASURES
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Reconciliation of Adjusted Gross Profit:
Gross Profit (GAAP)	$8,449	$(473)	$37,612	$29,336
Depreciation, depletion and amortization	1,677	1,761	6,584	6,370
Restructuring expenses[1]	1,263	7,466	10,664	7,466
Acquisition and integration expenses[5]	—	280	—	4,772
Severance and other[7]	79	—	155	238
Adjusted Gross Profit (Non-GAAP)	$11,468	$9,034	$55,015	$48,182

As a percent of net sales:
Gross Profit Margin (GAAP)	17.9%	(0.8)%	16.6%	8.5%
Adjusted Gross Profit Margin (Non-GAAP)	24.3%	14.7%	24.3%	14.0%
Gross Profit (GAAP) and Adjusted Gross Profit (Non-GAAP) for the year ended December 31, 2023, were negatively impacted by $1.2 million of certain inventory charges.
Gross Profit (GAAP) and Adjusted Gross Profit (Non-GAAP) for the three months and year ended December 31, 2022, were negatively impacted by $0.7 million and $18.5 million, respectively, of inventory reserves and related charges.

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Reconciliation of Adjusted SG&A:
Selling, general and administrative (GAAP)	$19,872	$26,197	$87,314	$118,604
Depreciation, depletion and amortization	6,233	6,551	25,491	35,157
Restructuring expenses[1]	204	221	605	221
Stock-based compensation[2]	1,057	1,709	5,114	8,543
Acquisition and integration expenses[5]	12	300	51	2,910
Distribution center exit costs and other[6]	—	—	—	1,412
Severance and other[7]	348	—	1,304	986
Adjusted SG&A (Non-GAAP)	$12,018	$17,416	$54,749	$69,375

As a percent of net sales:
SG&A (GAAP)	42.1%	42.6%	38.5%	34.4%
Adjusted SG&A (Non-GAAP)	25.5%	28.3%	24.2%	20.1%
SG&A (GAAP) and Adjusted SG&A (Non-GAAP) for the year ended December 31, 2023, were positively impacted by $0.7 million of benefits from certain recoveries of accounts receivable reserves and write-downs.
SG&A (GAAP) and Adjusted SG&A (Non-GAAP) for the three months and year ended December 31, 2022, were negatively impacted by $1.8 million and $2.9 million, respectively, of accounts receivable reserves.

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Reconciliation of Adjusted EBITDA:
Net loss (GAAP)	$(15,215)	$(35,268)	(64,813)	(285,415)
Interest expense	4,019	3,095	15,442	10,958
Income tax (benefit) expense	(131)	5,228	(213)	(6,443)
Depreciation, depletion and amortization	7,910	8,312	32,075	41,527
Restructuring expenses[1]	1,467	7,687	11,269	7,687
Stock-based compensation[2]	1,057	1,709	5,114	8,543
Other (income) expense, net[3]	(96)	275	(118)	(696)
Impairments[4]	—	—	—	192,328
Acquisition and integration expenses[5]	12	580	51	7,682
Distribution center exit costs and other[6]	—	—	—	1,412
Severance and other[7]	427	—	1,459	1,224
Adjusted EBITDA (Non-GAAP)	$(550)	$(8,382)	$266	$(21,193)

As a percent of net sales:
Net loss (GAAP)	(32.2)%	(57.4)%	(28.6)%	(82.8)%
Adjusted EBITDA (Non-GAAP)	(1.2)%	(13.6)%	0.1%	(6.2)%
Net Loss (GAAP) and Adjusted EBITDA (Non-GAAP) for the year ended December 31, 2023, were negatively impacted by $1.2 million of certain inventory charges and positively impacted by $0.7 million of benefits from recoveries of certain accounts receivable reserves and write-downs.
Net Loss (GAAP) and Adjusted EBITDA (Non-GAAP) for the three months and year ended December 31, 2022, were negatively impacted by $2.5 million and $21.4 million, respectively, of inventory and accounts receivable reserves and related charges.

	Three months ended December 31,		Twelve months ended December 31,
	2023	2022	2023	2022
Reconciliation of Free Cash Flow[8]:
Net cash (used in) from operating activities (GAAP)[8]:	$(1,585)	$6,499	$7,044	$21,989
Capital expenditures of Property, Plant and Equipment (GAAP)	(159)	(1,116)	(4,215)	(8,229)
Free Cash Flow (Non-GAAP)[8]:	$(1,744)	$5,383	$2,829	$13,760
Notes to GAAP to Non-GAAP reconciliations presented above (Adjusted Gross Profit, Adjusted SG&A, Adjusted EBITDA, and Free Cash Flow):
1.For the three months and year ended December 31, 2023, restructuring expenses related primarily to non-cash inventory markdowns associated with manufacturing facility consolidations, and the charges incurred to relocate and terminate certain facilities in Canada and the US. During the three months and year ended December 31, 2022, the Company recorded restructuring charges related to the inventory markdowns of products and brands being removed from our portfolio, and for the relocation and termination of certain facilities in Canada.
2.Includes stock-based compensation and related employer payroll taxes on stock-based compensation for the periods presented.
3.Other income (expense), net related primarily to foreign currency exchange rate gains and losses and other non-operating income and expenses. For the year ended December 31, 2023, Other income (expense), net also included charges from Amendment No. 1 to the Term Loan.
4.For the year ended December 31, 2022, the Company recorded a goodwill impairment charge of $189.6 million due to market softness in demand in the U.S. and Canada and a $2.6 million impairment charge associated with a note receivable that originated in 2019 associated with a third party independent processor.

5.For the three months and year ended December 31, 2023, acquisition and integration expenses primarily include charges incurred for certain potential acquisitions. For the three months and year ended December 31, 2022, acquisition and integration expenses included charges related to acquisitions completed in 2021, including non-cash purchase accounting inventory adjustments, transaction services and legal fees, as well as the impact of changes in fair value of contingent consideration.
6.For the year ended December 31, 2022, this related to costs incurred to exit and relocate distribution centers in California and Pennsylvania including lease exit costs, transportation, and labor related costs.
7.For the year ended December 31, 2023, Severance and other charges primarily related to workforce reductions, charges in conjunction with a sale-leaseback transaction during the first quarter of 2023 and estimated legal costs related to certain litigation. For the year ended December 31, 2022, the charges included severance costs related to workforce reductions.
8.Gross proceeds of $8.6 million received during the first quarter of 2023 from a sale-leaseback of real estate located in Eugene, Oregon, was classified as a financing activity and is not reflected in cash flows from operating activities or Free Cash Flow.
Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net loss provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.
To supplement our condensed consolidated financial statements which are prepared in accordance with GAAP, we use "Adjusted EBITDA", "Adjusted Gross Profit", "Adjusted SG&A", "Free Cash Flow", "Net Debt", and "Liquidity" which are non-GAAP financial measures. We also present certain of these non-GAAP metrics as a percentage of net sales. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures.
We define Adjusted EBITDA (non-GAAP) as net loss (GAAP) excluding interest expense, income taxes, depreciation, depletion and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring charges which represent fundamental changes to our operations, and other non-cash, unusual and/or infrequent costs (i.e., impairments, severance, acquisition and integration expenses, distribution center exit costs, and other income/expense, net), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted EBITDA (non-GAAP) as a percent of net sales as adjusted EBITDA (as defined above) divided by net sales realized in the respective period.
We define Adjusted Gross Profit (non-GAAP) as gross profit (GAAP) excluding depreciation, depletion, and amortization, restructuring charges, and other non-cash, unusual and/or infrequent costs (i.e., severance and other expenses, and acquisition and integration expenses), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted Gross Profit Margin (non-GAAP) as a percent of net sales as Adjusted Gross Profit (as defined above) divided by net sales realized in the respective period.
We define Adjusted SG&A (non-GAAP) as SG&A (GAAP) excluding depreciation, depletion, and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring charges, and other non-cash, unusual and/or infrequent costs (i.e., severance and other expenses, acquisition and integration expenses, and distribution center exit costs), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted SG&A (non-GAAP) as a percent of net sales as Adjusted SG&A (as defined above) divided by net sales realized in the respective period.

We define Free Cash Flow (non-GAAP) as Net cash from (used in) operating activities less capital expenditures for property, plant and equipment. We believe this provides additional insight into the Company's ability to generate cash and maintain liquidity. However, Free Cash Flow does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt or other cash flows from financing activities.
We define Liquidity as total cash, cash equivalents and restricted cash, plus available borrowing capacity on our Revolving Credit Facility.
We define Net Debt as total debt principal outstanding plus finance lease liabilities, less cash, cash equivalents and restricted cash.